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                                   EXHIBIT B

                        APPOINTMENT OF ATTORNEY-IN-FACT

     Know all men by these presents, that the undersigned hereby constitutes and appoints Dennis E. Noll as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities to sign any or all filings with the Securities and Exchange Commission relating to or otherwise in connection with any of the transactions contemplated by that certain Transaction Agreement dated as of October 2, 1997 (the "Transaction Agreement"), by and among Kinetic Concepts, Inc., Fremont Purchaser II, Inc. and RCBA Purchaser I, L.P., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Executed by the undersigned this 3rd day of November, 1997.

                                          /s/ James R. Leininger, M.D.

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                                          James R. Leininger, M.D.